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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report -- May 7, 1996

                               UNC INCORPORATED
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            (Exact name of registrant as specified in its charter)


        Delaware                     1-7795                  54-1078297
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     (State of                  (Commission                (IRS Employer
   Incorporation)               File Number)            (Identification No.)


175 Admiral Cochrane Drive     Annapolis, Maryland         21401-7394
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(Address of principal executive offices)                   (Zip Code)


                                (410) 266-7333
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             (Registrant's telephone number, including area code)


                                Not Applicable
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                               (Former Address)



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ITEM 5.  OTHER EVENTS

        As announced previously, UNC Incorporated (the "Company") has entered into a definitive Purchase Agreement pursuant to which it agreed to acquire substantially all of the assets and business of Garrett Aviation Services ("Garrett"). The Company expects to consummate the transaction during the month of May, 1996. Certain information concerning the recent quarterly results of the Company and Garrett and the terms of the Acquisition are set forth below. Audited Garrett financial statements and certain related pro forma financial information are also included elsewhere in this Current Report on Form 8-K. The Company will file a Current Report on Form 8-K/A in accordance with applicable Securities and Exchange Commission rules and regulations following the time that the Acquisition is completed.

                           RECENT QUARTERLY RESULTS

        The Company has reported selected operating results for its first quarter ended March 31, 1996. Sales and operating revenues for the quarter increased to $141.5 million from $125.7 million for the same period in 1995. Operating income for the three months ended March 31, 1996 was $5.9 million compared with $5.2 million for the first quarter of 1995. The Company's net earnings for the 1996 first quarter increased to $0.5 million from $.05 million for the same period in 1995. Earnings per share for the three months ended March 31, 1996 were $0.03, compared with $0.00 for last year's first quarter. EBITDA for the quarter increased to $8.8 million from $7.9 million for the same period in 1995.

        Garrett's net sales for the three months ended March 31, 1996 increased to $87.7 million from $75.8 million for the same period in 1995. Operating income for Garrett for the first quarter of 1996 was $5.0 million compared with $2.7 million for the 1995 first quarter. Garrett's EBITDA for the quarter increased to $6.6 million from $4.3 million for the same period in 1995.


TERMS OF GARRETT ACQUISITION PURCHASE AGREEMENT

  Under the terms of the Purchase Agreement, the Company has agreed to pay Garrett approximately $144.6 million in cash at the closing and to assume all of the obligations, liabilities and commitments of Garrett arising out of the Garrett business with respect to the operation of the Garrett business prior to the date on which the closing of the acquisition (the "Acquisition") occurs. Obligations and liabilities in respect of borrowed money and current portions of long-term bank financing and liabilities relating to or arising from the Acquisition are not being assumed by the Company. The cash portion of the purchase price is to be adjusted following closing based on the net asset value of the assets and liabilities the Company acquires and assumes on the closing date. The Company expects to consummate the Acquisition in May 1996.

  In the Purchase Agreement the Garrett sellers agreed to indemnify the Company for breaches of representations and warranties and other matters subject to important limitations, including a $3 million aggregate limitation on the sellers' indemnification obligations thereunder. In connection with the purchase of the Garrett engine overhaul division from AlliedSignal in 1994, Garrett entered into a purchase agreement with AlliedSignal which contained representations and warranties and indemnities from AlliedSignal (the "AlliedSignal Purchase Agreement"), including indemnification for certain environmental matters relating to the conduct of the business prior to the sale of the business by AlliedSignal to Garrett. Under the terms of the Purchase Agreement, at the closing of the Acquisition the Company will be assigned and succeed to all of Garrett's rights and obligations under the AlliedSignal Purchase Agreement, including the right to seek indemnification for breaches of the representations and warranties made by AlliedSignal relating to the conduct of the business prior to its acquisition by Garrett and related environmental matters.

HART-SCOTT-RODINO PROCEEDINGS

  UNC Airwork, a subsidiary of the Company ("Airwork"), performs overhaul and repair services on several aircraft engines, including the AlliedSignal TFE731 engine. Airwork is currently authorized by AlliedSignal to perform, among other things, compressor zone inspections and related repair services ("Heavy Maintenance") on the AlliedSignal TFE731 engine. For the year ended December 31, 1995, the Heavy Maintenance Business had revenues of approximately $10.0 million. Garrett is also authorized to perform these services and the terms of the AlliedSignal Operating Agreement prohibit AlliedSignal from authorizing additional heavy maintenance service centers without Garrett's prior consent during the term of the AlliedSignal Operating Agreement.

  In connection with its review of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1977, the United States Department of Justice (the "Justice Department") raised certain issues concerning the Heavy Maintenance aspects of the Garrett and Airwork businesses. Following discussions with the Justice Department, the Justice Department agreed that it would not object to completion of the Acquisition if the Company and Garrett proceeded on the basis of the arrangements discussed below.

  The Company, Garrett and AlliedSignal have agreed that Airwork will transfer Airwork's Heavy Maintenance Business and the related authorization from AlliedSignal to Sabreliner Corporation ("Sabreliner"), an existing provider of aircraft engine overhaul and repair services. This transaction will be consummated immediately prior to the Acquisition. Pursuant to the terms of an asset purchase agreement, the Company has agreed to sell to Sabreliner certain assets for their approximate book value (including tooling, inventory and test equipment which had a book value at December 31, 1995 of approximately $2.0 million). Airwork uses these assets in connection with the conduct of the Heavy Maintenance Business. Under the terms of the Sabreliner asset purchase agreement, Airwork will perform certain Heavy Maintenance services on behalf of Sabreliner for a transition period following the closing. Airwork will be required to pay AlliedSignal a royalty in connection with the performance of certain of these services after a ten month transition period. Following the sale of the Heavy Maintenance Business, Garrett will continue to perform heavy maintenance services. The Company does not believe that the divestiture of the Heavy Maintenance Business to Sabreliner will have a material effect on the financial condition, liquidity or results of operations of the Company.

UNC/ALLIEDSIGNAL AGREEMENT

  As noted above, Airwork will transfer its existing AlliedSignal authorization to conduct the Heavy Maintenance Business to Sabreliner. This authorization will be replaced by a new AlliedSignal repair agreement (the "UNC/AlliedSignal Agreement"). Under the terms of the UNC/AlliedSignal Agreement, the Company will be authorized to perform repairs on certain AlliedSignal parts and components. Under the terms of this agreement, AlliedSignal will submit purchase orders to the Company totalling $15.0 million annually in parts and component repairs through December 31, 1997. This $15.0 million annual commitment will be pro rated for any partial year during the term of the UNC/AlliedSignal Agreement. The Company has agreed to perform these repairs for AlliedSignal at a price which is 6% below that offered to AlliedSignal by other authorized vendors.

  Under the terms of the UNC/AlliedSignal Agreement, the Company is granted the right for a limited period of time to perform AlliedSignal TFE731 parts and component repair services directly for Sabreliner so that Airwork can meet its obligations to provide Sabreliner with the transition repair services discussed above. The Company will also be authorized to continue to perform AlliedSignal TFE731 parts and component repairs for certain specified customers other than AlliedSignal and Sabreliner through December 31, 1997. Airwork must pay AlliedSignal a royalty equal to 20% of the price Airwork charges such customers, net of the costs of any parts or components used in connection with such repairs which are purchased directly from AlliedSignal, taxes and shipping costs.

  Other than the $15.0 million in annual repairs which AlliedSignal is required to purchase from the Company, repairs the Company may perform for Sabreliner during the transition period and repairs the Company is authorized to perform for the specified customers discussed above, Airwork will not be authorized by AlliedSignal to perform repairs on any AlliedSignal TFE731 or TPE331 parts and components during the term of the UNC/AlliedSignal Agreement.

  The UNC/AlliedSignal Agreement expires on December 31, 1997. The agreement provides that the parties will hold good faith business discussions concerning all elements of the relationship among the Company, Garrett and AlliedSignal. While the Company has no reason to believe that these discussions will not proceed favorably, there can be no assurance that the UNC/AlliedSignal Agreement will be extended beyond December 31, 1997 or that it will be extended on terms as favorable to the Company as those presently in effect. However, the Operating Agreement between Garrett and AlliedSignal is to remain in effect through June 30, 2009.

  AlliedSignal, Garrett and the Company have also agreed that AlliedSignal shall be entitled to appoint one heavy maintenance service center in addition to the center being conveyed to Sabreliner by Airwork and to make successor appointments in respect of such additional center.

  The Company has agreed to pay AlliedSignal $1.5 million in consideration of being a party to the arrangements discussed above.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF GARRETT AVIATION SERVICES

  The following is a discussion and analysis of the historical financial condition and results of operations of Garrett, provided by the management of Garrett. The discussion should be read in conjunction with the Consolidated Financial Statements of Garrett included elsewhere in this Current Report on Form 8-K. In order to provide comparative trend data subsequent to July 1, 1994, the following is a discussion and analysis of three six month periods, including a comparison of the six month period ended June 30, 1995 with the six month period ended December 31, 1994, and a comparison of the six month period ended December 31, 1995 with the six month period ended
December 31, 1994.

                           GARRETT AVIATION SERVICES

                            SIX MONTH SUMMARY DATA

                          AUDITED SIX  UNAUDITED SIX UNAUDITED SIX AUDITED YEAR
                          MONTHS ENDED MONTHS ENDED  MONTHS ENDED     ENDED
                            12/31/94      6/30/95      12/31/95      12/31/95
                          ------------ ------------- ------------- ------------
                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales..............   $144,200     $154,129      $183,975      $338,104
  Cost of sales..........    130,224      135,694       158,688       294,382
                            --------     --------      --------      --------
  Gross profit...........     13,976       18,435        25,287        43,722
  Selling, general and
   administrative
   expenses..............      9,990       12,944        15,317        28,261
                            --------     --------      --------      --------
  Operating income.......      3,986        5,491         9,970        15,461
  Interest expense.......     (1,810)      (1,623)       (1,711)       (3,334)
  Other income...........         68          183           132           315
                            --------     --------      --------      --------
  Net earnings(a)........     $2,244       $4,051        $8,391       $12,442
                            ========     ========      ========      ========
OTHER DATA:
  Depreciation and
   amortization..........     $2,984       $3,188        $2,766        $5,954
  Capital expenditures...      2,176        4,366         1,421         5,787

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(a) Garrett is a limited partnership and, as such, does not record federal income tax liability at the partnership level. The net income shown is equivalent to pre-tax income for a corporate taxpayer.

RESULTS OF OPERATIONS

 Overview

  The Garrett business was acquired from AlliedSignal on June 30, 1994. The following provides a comparison of the results of operations of Garrett for each of the six months ended December 31, 1995 and the six months ended June 30, 1995, with the six months ended December 31, 1994. In connection with the expansion of its non-engine services, on October 26, 1994 Garrett purchased certain assets and assumed liabilities relating to an airframe maintenance, modification and refurbishment business located in Van Nuys, California, known as "The Jet Center." The results of operations of The Jet Center have been included in the Garrett financial statements from the date of acquisition.

  Subsequent to the acquisition of Garrett from AlliedSignal, Garrett management implemented several changes, including an expansion of the work force, to more adequately meet the customers' service needs. The number of employees increased from approximately 700 at July 1, 1994 to approximately 1,100 by December 31, 1995. Garrett has also emphasized a more decentralized approach to managing its six primary operating locations. Finally, Garrett has increased its marketing efforts, focusing on full-service capabilities, with an emphasis on non-engine services, including air frame maintenance and modification. Such services were not emphasized when the business was owned by AlliedSignal. These changes began to be reflected in the first half of 1995, and had a more significant impact during the second half of 1995.

 Six Months Ended December 31, 1995 Compared with Six Months Ended December 31, 1994

  Revenues for Garrett increased from $144.2 million in the second half of 1994 to $184.0 million in the second half of 1995, an increase of $39.8 million (28%). Gross profit increased during the same period from $14.0 million to $25.3 million, an increase of $11.3 million (81%). Revenues and gross margins were above those for the corresponding period in 1994 at all six of Garrett's primary operating locations.

  Revenues from engine overhaul and repair operations, including parts and services, increased in the 1995 period by $29.0 million (30%) over the second half of 1994 to $126.3 million. Gross profit increased by $4.3 million (42%) over the corresponding 1994 period to $14.8 million. These increases are principally attributable to increased volume of overhaul and repair services for the TFE 731 turbofan engines. Engine overhaul and repair volume is subject to variations from period to period driven principally by engine hours flown which determines the timing of scheduled and unscheduled engine maintenance events.

  Non-engine revenues increased $10.7 million (23%) to $57.6 million for the six months ended December 31, 1995, compared to the corresponding period for 1994. This increase is due principally to a $9.4 million increase in revenues from The Jet Center, which was acquired in October 1994, and to increased volume at those hangers performing non-engine services. Gross profit increased $7.0 million (198%) to $10.5 million over the last six months of 1994. The improvement in non-engine revenues and margins reflects the results of Garrett's increased emphasis on non-engine services marketing efforts, started in late 1994 and early 1995, along with certain labor and cost efficiencies.

  Selling, general and administrative expenses increased $5.3 million (53%) to $15.3 million in the last six months of 1995 over the last six months of 1994. This increase is due to additional costs associated with The Jet Center, which was acquired in October 1994, and increased personnel, professional services and marketing costs.

  Net interest expense decreased from $1.8 million in the 1994 period to $1.7 million in the 1995 period, primarily reflecting lower average interest rates.

 Six Months Ended June 30, 1995 Compared with Six Months Ended December 31,
1994

  Revenues for Garrett for the six months ended June 30, 1995 were $154.1 million, compared to $144.2 million for the six months ended December 31, 1994, an increase of $9.9 million (7%). Gross profit for the first half of 1995 was $18.4 million, compared to $14.0 million for the second half of 1994, an increase of $4.4 million (32%).

  Revenue from engine overhaul and repairs, including parts and service, increased $11.7 million (12%) to $109.0 million in the first half of 1995. Gross profit for engine overhaul and repairs operations increased $2.4 million (23%) to $12.8 million. These improvements are due to increased volume in overhaul and repair of TFE 731 turbofan and TPE 331 turboprop engines and a higher level of spare parts sales for both engines. Engine overhaul and repair volume is subject to variations from period to period driven principally by engine hours flown which determines the timing of scheduled and unscheduled engine maintenance events.

  Revenues from non-engine operations, which include airframe maintenance, avionics, repair and retrofits, and interior and exterior modification and refurbishments, decreased $1.8 million (4%) to $45.1 million. This decrease in revenue is attributable to an increase of $5.5 million in revenues generated by The Jet Center, which was acquired in October 1994, offset by lower revenues of the other Garrett service centers due to the timing of the delivery of major airframe maintenance and modification contracts. Revenues from the airframe maintenance and modification business are subject to quarterly, and to a lesser extent, annual fluctuations due to the timing of delivery of completed aircraft under these long-term contracts. In the 1994 period, Garrett delivered several major aircraft modifications, while none were delivered during the 1995 period. Gross profit increased $2.1 million (59%) to $5.6 million over the 1994 period due to the acquisition of The Jet Center and improved labor efficiencies and cost reductions.

  Selling, general and administrative expenses increased $3.0 million (30%) during the first six months of 1995 compared to the last six months of 1994. The increase in selling, general and administrative expenses in the 1995 period is due to additional costs associated with The Jet Center, which was acquired in October 1994, and increased personnel, professional services and marketing costs.

  Interest expense declined between the periods, reflecting primarily lower average interest rates.

 Liquidity and Capital Resources

  Total debt was essentially unchanged between the two years, decreasing from $40.2 million at December 31, 1994 to $40.1 million at December 31, 1995. Debt to capitalization improved from 75.3% to 67.8% as a result of increased earnings during 1995.

  Garrett generated $14.7 million of cash from operations during 1995, of which $5.8 million was invested in capital expenditures and $6.2 million was distributed to partners. Cash and cash equivalents increased to $11.2 million at the end of 1995, a portion of which is to be distributed to Garrett partners to cover partners' income tax obligations.

  Capital expenditures of $5.8 million in 1995 included the significant investment in a new company-wide computer system which was put into operation in October, 1995. Although it is uncertain at this time how the acquisition of Garrett by the Company will affect future capital expenditures, on a stand alone basis, Garrett anticipates capital expenditures for 1996 would be approximately $8.0 million.

 Environmental

  Garrett's operations are subject to a variety of federal, state and local laws and regulations relating to the environment. Several of Garrett's facilities have potential liability resulting from past disposal of waste at commercial disposal sites that are subject to remedial obligations under state or federal law. Garrett's facilities also have incurred and are expected to continue to incur environmental remedial obligations associated with past use underground storage tanks, sumps and drains.

  In the Acquisition Purchase Agreement the Garrett sellers agreed to indemnify the Company for breaches of representations and warranties and other matters subject to important limitations, including a $3 million aggregate limitation on the sellers' indemnification obligations thereunder. In connection with the purchase of the Garrett engine overhaul division from AlliedSignal in 1994, Garrett entered into a purchase agreement with AlliedSignal which contained representations and warranties and indemnities from AlliedSignal (the "AlliedSignal Purchase Agreement"), including indemnification for certain environmental matters relating to the conduct of the business prior to the sale of the business by AlliedSignal to Garrett. Under the terms of the Purchase Agreement, at the closing of the Acquisition the Company will be assigned and succeed to all of Garrett's rights and obligations under the AlliedSignal Purchase Agreement, including the right to seek indemnification for breaches of the representations and warranties made by AlliedSignal relating to the conduct of the business prior to its acquisition by Garrett and related environmental matters.

  Garrett believes that its facilities are operated substantially in compliance with applicable environmental laws and regulations on an overall basis. Garrett management believes that these and other environmental matters will not have a material adverse impact on Garrett's financial condition, results of operation or liquidity.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

        (a) & (b) Financial Statements of Businesses Acquired and Pro Forma Financial Information.

        The following financial statements and pro forma financial information are hereby filed in this Current Report on Form 8-K:

             The audited Consolidated Financial Statements of Garrett Aviation Services as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period July 1, 1994 (date of inception) to December 31, 1994.

             Pro Forma Combined Financial Statements for the year ended December 31, 1995.

Exhibit No.        Description of Exhibit
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     1             The audited Consolidated Financial Statements of Garrett
                   Aviation Services as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period July 1, 1994 (date of inception) to December 31, 1994.


     2 Pro Forma Combined Financial Statements for the year ended December 31, 1995.


     3             Consent of Ernst & Young LLP.
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                               UNC INCORPORATED
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                               S I G N A T U R E
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        UNC INCORPORATED


                                        By: /s/ Robert L. Pevenstein
                                           ------------------------------
                                           Robert L. Pevenstein
                                           Senior Vice President and
                                             Chief Financial Officer

Date:  May 7, 1996